CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of January 20, 2009 (the “Effective Date”), between Best Energy Services, Inc., a Nevada corporation with offices at 1010 Lamar,
Suite 1200, Houston,   Texas 77002, (“BES” or the “Company”), and Larry W. Hargrave, an individual (“Consultant”).

Recitals

WHEREAS, Consultant was employed by BES as its President and Chief Executive Officer pursuant to an Employment Agreement dated March 5, 2008 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, Consultant resigned from his employment with BES effective October 13, 2008; and

WHEREAS, BES and Consultant entered into an Agreement setting forth the terms relating to the separation payment to be made to Consultant pursuant to the Employment Agreement, a copy of which is attached hereto as Exhibit B; and

WHEREAS, Consultant desires to perform, and BES desires to have Consultant perform, certain consulting services as an independent contractor to BES on the terms set forth in this Agreement.

Agreement

Now, Therefore, based on the foregoing premises and in consideration of the agreements contained herein, the parties agree as follows:

1.   Prior Affiliation.  The parties acknowledge that Consultant’s services for BES, as an officer and employee, have terminated as of October 13, 2008.

2.   Appointment and Acceptance.  BES retains Consultant to provide the consulting services defined in Section 3 below, and Consultant agrees to render such services to BES, in accordance with the terms and conditions set forth in this Agreement.

3.   Consulting Services.  Throughout the term of this Agreement, Consultant shall provide such services to BES as BES may reasonably request from time to time, including, without limitation, daily oversight of BES’ American Rig Housing business unit, which are collectively referred to as the “Services.”  Consultant shall report to the Company’s Chief Executive Officer.

4.   Services Commitment.  At the request of BES, Consultant shall provide BES with the Services at such times during normal working hours and at such places as BES may reasonably request.

5.   Term.  The term of this Agreement shall commence on January 15, 2009 and continue through June 15, 2009(the “Term”).

6.   Consultant’s Compensation.  Consultant shall be entitled to the following compensation, and no other compensation:

(a) For Services, BES shall pay Consultant a consulting fee of $10,000.00 per month.  This amount will be payable in two installments of $5,000.00 each on the first and fifteen of each month during the Term.

(b) Consultant shall be reimbursed for reasonable and documented actual business expenses incurred by Consultant in the performance of his duties and responsibilities under this Agreement in accordance with the policies and procedures of BES in effect from time to time.

7.   Termination.

(a)  If BES terminates this Agreement before the end of the term, BES is obligated to compensate Consultant as if Consultant had provided Services for the entire term;
and (ii) Sections 8 (Relationship of the Parties) and 9 (Confidential Information) shall survive termination of this Agreement.

(b)  If Consultant terminates this Agreement before the end of the term or advises that he intends to terminate this Agreement before the end of the term, BES shall have the right to accept Consultants  termination notice early (effectively choosing the date of termination) and shall have no obligation pay Consultant any compensation past the termination date; and (ii) Sections 8 (Relationship of the Parties) and 9 (Confidential Information) shall survive termination of this Agreement.

8.   Relationship of Parties.

                              (a)  Nature of Contract.  The parties acknowledge and agree that Consultant is an independent contractor and is not an agent, partner or employee of BES,  and has no authority to bind BES in any manner  without appropriate BES approvals.  Consultant shall perform the Services under the general direction of , but Consultant shall reasonably determine the manner and means by which the  Services are accomplished, subject to the terms of this Agreement and the requirement  that Consultant shall at all times comply with applicable law.

                             (b)  Taxes.  Consultant shall report as income the consulting fees and any and all other consideration received by Consultant under this Agreement.  BES shall not withhold, deduct or otherwise be responsible for any federal, state or local income or employment taxes or make any contributions on behalf of  Consultant relating to the Consulting Fee or other consideration received  by  Consultant under this Agreement.

                              (c)  No Participation in Employee Plans.  Consultant acknowledges and agrees that he is not entitled to participate in any employee welfare or retirement plans or programs of BES  (including, without limitation, medical insurance, life insurance, paid leave, vacation, sick leave, pension, profit sharing, disability) and hereby waives all right to participate in such plans or programs.  This provision does not reflect any right that Consultant may have as a former employee of BES to continue medical and/or dental coverage  that he had while employed by  BES, subject to the terms of such plans.

9.   Confidential Information.

                               (a)  BES Information.  Consultant agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence, and not to use except for the benefit of BES,   or to disclose
                               to any person without advance written authorization of BES, any Confidential Information of BES.  Consultant understands that “Confidential Information” means any BES proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, product descriptions or specifications, services, customer lists and customers, vendor lists and vendors,  designer lists and designers, market research or data, developments, inventions, processes, technology, designs, drawings,  engineering, marketing, financesor
                               other business  information disclosed to Consultant by BES either directly or indirectly in writing or orally.   Consultant further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

                               (b) Third Party Information.  Consultant recognizes that BES has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on BES’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for BES consistent with BES’s agreement with such third party.

10.   Compliance with Other Agreements.  Consultant represents and warrants to BES that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term  or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Consultant is a party or by which he is bound, including without limitation any  agreement  restricting the sale of products similar to BES’s products in any geographic location or otherwise.  Consultant acknowledges that BES is relying on his representation and  warranty in entering into this Agreement, and Consultant agrees to indemnify BES from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys’ fees)
                 arising from any breach thereof.

11.   Miscellaneous
.
                                (a)   Assignment.  Consultant shall not assign Consultant's rights or delegate Consultant's duties under this Agreement either in whole or in part, except in the case of Consultant’s death, any unpaid earned  portion of the Consulting Fee shall be paid to Consultant’s heirs.  BES shall have the right to assign its rights and delegate its duties under this Agreement in whole or in part without the consent of Consultant so long as the assignee agrees in writing to assume all obligations of BES under this Agreement.

                                 (b)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without given effect to the principles of conflicts of law).
                                                  Any litigation proceeding under this Agreement shall be confidential in nature to the fullest extent permitted by applicable law.

                                 (c)   Severability.  If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision  and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties hereto insofar as that is possible.

                                  (d)   Entire Agreement.  This Agreement and attachments hereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them concerning such subject matter.

                                   (e)   Headings.  The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                   (f)   Amendment, Modification and Waiver.  This Agreement and its provisions may not be amended, modified or waived except in a writing signed by Consultant and BES.

                                   (g)   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

                                   (h)   Construction.  The normal rule of construction that an agreement shall be interpreted against the drafting party shall not apply to this Agreement.  In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

                                   (i)   Notices.   Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand,
                                                   (b) upon receipt of electronic confirmation, if sent by facsimile transmission, (c) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (d) on the next business day, if mailed by overnight mail service to the parties at their addresses set forth below.

In the case of BES:

Attention:  Mark Harrington
1010 Lamar, Suite 1200
Houston, Texas 77002

With a copy to:

Steven R. Jacobs
Jackson Walker LLP.
112 E. Pecan Street, Suite 2400
San Antonio, Texas 78205

In the Case of Employee:

Mr. Larry W. Hargrave
19611 Enchanted Sq.
Spring, TX  77388

                                        (j)   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

LARRY W. HARGRAVE

BEST ENERGY SERVICES, INC.

By:_______________________________

Name: ____________________________

Title: _____________________________